Exhibit 10.3

Ghost Technology ,Inc
www.ghost-technology.com

FIRST DRAFT
Technology Service Agreement
between

Ghost Technology Inc. with registered offices at 20801 Biscayne blvd Suite 403, Aventura, Miami, FL 33180 USA, listed on Nasdaq OTCBB USA under stock symbol GHST, and represented here by its President Gianfranco Gracchi, who declares to be in possession of the power of attorney and authorisation of the Board Directors to undersign this contract, hereinafter referred to as Ghost Inc.

and
Ghost  Technology  SpA  with  registered  offices  at  via  Nino  Bixio  no.  46,  Piacenza  29121 (Italy), VAT Number 01746480464, represented here by its Sole Administrator Esterino Castellazzi, who declares on his own responsibility to have the powers necessary to undersign the present contract, hereinafter referred to as Ghost SpA.

Provided that

− Ghost Inc. has purchased ownership and rights of use of the patent called “Defender” for the US, Canadian and Mexican markets and intends to organize the functioning of the same in these countries, guaranteed by the patent in all its forms and measures;

− Ghost SpA has purchased and developed the functioning of the Defender system, through research performed in the past 8 years and a feasibility study executed by IBM, and is the exclusive agent for the operating system for the management of all operational functions of the Defender patented technology;

− the sole interest of Ghost SpA is to develop an operating system, implementing the technology in order to continually update the system, thus allowing Ghost Inc. always to obtain the best results;

− Ghost SpA has no other interest other than that stated in the previous paragraph.

Given the above, the parties represented and identified as above, agree the following:

Art. 1 Scope and Territory of the Contract

Ghost Inc.assigns exclusive management of technical operations and any other necessary requirement for the use of the Defender technology for the USA to Ghost SpA, for the sole purposes indicated above, and to manage the Defender operational functions together.

Ghost SpA commits exclusively towards Ghost Inc., or other entity indicated by Ghost Inc., to use the operating system in order to manage the entirety of the Defender functions exclusively for the USA.

Art. 2 Documents

For the purposes described as above, the parties exchange the documents indicated as annexes to the present agreement, which form an integral part of the agreement.

Ghost Technology Inc   20801 Biscayne blvd Suite 403 Aventura 33180 Miami FL USA

Ghost Technology ,Inc
www.ghost-technology.com

Art. 3 Confidentiality

The Parties commit not to use, directly, indirectly or through a third party, body or company, and not to reveal to third parties, even after termination or expiry of this contract, for a period of at least three years, regardless of the reason of termination, objective or subjective secret business and commercial information concerning the other contracting party, including, but not limited to business processes, know-how, commercial or financial relations, negotiations, or other confidential information which they have gained knowledge of through activities performed for the other contracting party, and not to use such secret or confidential information for non contractual purposes. Each party shall adopt within its own business organization and in relation to third parties all necessary measures in order to maintain confidentiality of the above mentioned secrets and information. In the event of violation of the above mentioned obligations each party has the right to compensation of damages.

Art. 4 Technical Management

Ghost SpA, or any other company indicated by Ghost SpA., for the purposes described in the preamble, commits to organize the technical management of the Defender system with selected and chosen staff, for which it also commits to provide training and updating activities.

Art. 5 Staff and Equipment

Ghost SpA commits to organize, exclusively for the USA, necessary staff and means for the operational management of the Defender system, either independently or by appointing a natural person or legal entity for the purpose, and may give necessary instructions to staff both of managerial nature regarding tasks to be carried out, or of financial nature, as well as in relation to staff professional skills and capabilities.

Art. 6 Data and advertising spot functionality

Ghost Spa shall provide, either independently or by appointing a natural person or legal entity for this specific purpose, to perform any necessary activity regarding functionality of I/O data flows and advertising spots, as well as all possible ways of user contact and response and all other functionalities which the Defender system is able to offer. Ghost SpA commits to assist Ghost Inc. in order to obtain all necessary administrative authorisations, either Federal, State or other.

Art. 7 Updates

Ghost Spa, either independently or by appointing a natural person or legal entity for this purpose, shall guarantee the constant and continuous update of the entire Defender system adapting it to the different requirements which arise from time to time, and which shall be feasible and shall be evaluated on a case by case basis in agreement with Ghost Inc. and/or its licensees.

Art. 8 Data Protection

Ghost SpA takes responsibility, independently or by appointing a natural person or legal entity for this purpose, to safeguard, by means of instruments set out by the national laws of the countries in which the service is managed and through any existing and adequate instrument and technical device, all Defender system data, all user data, as well as client data and all sensitive data deriving from any survey and/or operation performed through the Defender system.

Ghost Technology Inc   20801 Biscayne blvd Suite 403 Aventura 33180 Miami FL USA

Ghost Technology ,Inc
www.ghost-technology.com

Art. 9 Data Ownership

All data gathered and circulating in the Defender operating system as indicated above, must be considered exclusive property of Ghost Inc., or of its licensees (natural person or legal entity appointed by Ghost Inc. by virtue of a separate undersigned written act similar to the present agreement).

Art. 10 Prohibition of data disclosure

Even the accidental or occasional disclosure of above mentioned data is to be considered a grave breach of this agreement and can represent a just cause for termination of all relationships between the contracting parties, with the subsequent request for compensation for damages.

Art. 11 Statement

Ghost SpA shall present a monthly written statement to Ghost Inc. or a body appointed in writing by Ghost Inc., regarding the volmes of traffic in the Defender system, for invoicing purposes.

Art. 12 Provision

Ghost Spa commits to plan the provision of 50,000 (fifty thousand) Defender TV sets within 31 December 2011 to Ghost Inc. and to arrange for their installation as well as ensure their functioning.

Art. 13 Financial Section

The financial part is regulated as follows:

a) Ghost Spa shall receive no. 3,000,000 (three million) Ghost Inc. shares (common stock) at the time of signature of this contract.

b) All costs regarding installation, Defender system technical management, staff management related to technology operations and any other cost concerning system functionality shall be borne entirely by Ghost Spa, independently or by natural person or legal entity appointed in writing.

c) Ghost Inc., either independently or by appointing a natural person or legal entity for this purpose, shall pay Ghost SpA or its appointed individual or legal entity, on the basis of the monthly traffic volume statements in the Defender system, the following amounts:

- up to 15,000.000 of traffic / month $ 0.012 per operation;

- from 15 to 50,000,000 “ “ $ 0.01“; - over 50,000,000 “ “ $ 0.009 “.

The above amounts shall be paid by Ghost Inc. (itself or its appointed individual or legal entity) to Ghost Spa (itself or its appointed individual or entity) to the bank account indicated by Ghost SpA. within 30 days from the mailing of the relevant invoice.

d)  Any provisions as per point 13 shall be object of a separate contract with Ghost Inc.

Ghost Technology Inc   20801 Biscayne blvd Suite 403 Aventura 33180 Miami FL USA

Ghost Technology ,Inc
www.ghost-technology.com

Art. 14 Termination

The parties mutually commit to act in good faith, undertaking to achieve the common, different, yet finalized objectives, hence they agree that:

- violation of the exclusive agency rights, copyright and Defender operating system know how, by one of the contracting parties shall be considered a grave breach, hence authorising the other party to unilaterally terminate this contract, with a request for compensation for damages, upon written communication and/or notice to comply by means of a registered letter with return receipt;

- non compliance on behalf of Ghost Inc. with its financial and economic obligations towards Ghost SpA, shall authorise Ghost SpA to unilaterally terminate this contract, with a request for compensation for damages, upon written communication and/or notice to comply by means of a registered letter with return receipt;

-  in   the   event   Ghost   SpA   cannot   ensure   and   carry   out   adequate   performance   of   the Defender operating system, object of this contract, this shall authorise Ghost Inc. to unilaterally terminate this contract, with a request for compensation for damages, upon written communication and/or notice to comply by means of a registered letter with return receipt.

Other than the cases provided by law or conditions of this contract, in the event of a merger or acquisition the contract may be terminated by the other contracting party with one (1) month's written notice, sent by registered letter with return receipt.

Other than by the cases provided by law or by this contract, grounds for termination of the present contract are - tort of one of the parties, where the liable party has not repaired the injured party within the agreed term, i.e. in observation of the one (1) month's written notice, sent by registered letter with return receipt.

Each party may terminate the contract without notice, by means of a statement communicated to the other contracting party by means of a registered letter with return receipt, in the event of insolvency, bankruptcy, winding-up, receivership or any other insolvency proceeding to which one of the contracting parties is subject to.

Art. 15 Duration

The present agreement is valid as of the date of its undersigning.

The present agreement shall be effective for the duration of 6 (six) years from the date of signature, and precisely until 15 December 2017.

The  parties  agree  that  the  present  contract  may  be  renewed  for  an  additional  period  of  6 (six) years, by means of a written confirmation to the other contracting party, or may be entirely reviewed, but only at the end of the first 6 (six) years.
Any modification of the present contract shall be possible through prior written agreement between the parties.

Art. 16 Governing Law and Jurisdiction

The present agreement is governed by Italian law.

The parties commit to resolve any controversies arising or related to the present agreement, firstly through ad hoc negotiated agreements, also assisted by third parties. The parties also agree that in the event of unresolved controversies concerning the interpretation or execution of the present contract the competent court shall be that of Piacenza.

Piacenza, on ............... 2010

GHOST TECHNOLOGY INC.
President: Gianfranco Gracchi
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GHOST TECHNOLOGY SPA
CEO and President: Esterino Castellazzi

Ghost Technology Inc   20801 Biscayne blvd Suite 403 Aventura 33180 Miami FL USA

Ghost Technology ,Inc
www.ghost-technology.com

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Pursuant to Art. 1341 of the Italian Civil Code the parties expressly approve the following clauses:

●	–	Art. 1 Scope and Territory of the Contract
●	–	Art. 3 Confidentiality
●	–	Art. 10 Prohibition of data disclosure
●	–	Art. 13 Financial Section
●	–	Art. 14 Termination
●	–	Art. 15 Duration

GHOST TECHNOLOGY INC.

CEO and President: Gianfranco Gracchi
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GHOST TECHNOLOGY SPA
CEO and President: Esterino Castellazzi
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LIST OF ANNEXES

A)	….
B)	….
C)	….

Ghost Technology Inc   20801 Biscayne blvd Suite 403 Aventura 33180 Miami FL USA